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                                                                     EXHIBIT 8.2


              Form of Tax Opinion of Kennedy, Baris & Lundy, L.L.P.


                                 March __, 2001



Board of Directors
GrandBanc, Inc.
1800 Rockville Pike
Rockville, Maryland  20852


Re:       Registration Statement on Form S-4 (File No. 333-51784)

Ladies and Gentlemen:

         We have acted as special counsel for GrandBanc, Inc., a Maryland corporation ("GrandBanc") in connection with the proposed merger (the "Merger") of GrandBanc, with and into CBI Holdings Corporation ("Merger Sub"), and a wholly-owned subsidiary of Century Bancshares, Inc. ("Century") pursuant to the Agreement and Plan of Merger, dated as of October 11, 2000, by and among Century, GrandBanc and Merger Sub (the "Merger Agreement"), and in connection with the above-captioned registration statement on Form S-4, initially filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), on December 13, 2000, (such registration statement, as amended, being herein after referred to as the "Registration Statement"). You have requested our opinion concerning certain United States federal income tax consequences of the Merger. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

         In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Registration Statement; (iii) the tax certificate of GrandBanc dated March __, 2001; and (iv) the tax certificate of Century and Merger Sub dated March __, 2001. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than GrandBanc, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of GrandBanc and others.

         The opinions expressed in this letter are based on "Federal Income Tax Law," consisting of the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. There can be no assurances that future legislation or administrative changes, court decisions or Service interpretations would not significantly modify the statements or opinions expressed herein.

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Board of Directors
GrandBanc, Inc.
March __, 2001
Page 2

         Based upon the foregoing materials; the facts, assumptions and representations set forth or referred to therein, the accuracy of such facts, assumptions and representations as of the date hereof, and Federal Income Tax Law, it is our opinion that:

         (i) The Merger will constitute a reorganization under Section 368(a) of the Code and GrandBanc, Century, and Merger Sub each will be a party to the reorganization;

         (ii) No gain or loss will be recognized by GrandBanc, Century, or Merger Sub as a result of the Merger; and

         (iii) No gain or loss will be recognized by stockholders of GrandBanc who exchange their GrandBanc Common Stock solely for Century Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Century Common Stock).

         Our opinion is limited to those federal income tax issues specifically considered herein and is addressed to and is only for the benefit of GrandBanc in connection with the Merger Agreement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our written consent. We do not express any opinion as to any other United States federal income tax issues, or any state, local or foreign tax issues. Although the opinions herein are based upon our best interpretation of existing sources of law and express what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

         We hereby consent to the use of our name under the caption "Federal Income Tax Consequences of the Merger," in the Prospectus contained in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                       Very truly yours,